Exhibit 10.64

Employment Agreement

This Agreement entered into on 21 July ___, 2022, by and between Security Matters Limited, ACN 626 192 998, of Level 25 South Tower, 525 Collins St, Melbourne VIC 3000, Australia (“Company”) and Zeren Browne, Australian passport number PA6169159 of 51B Marlow Street, Wembley 6014 Western Australia (“Employee”). Each a “Party” and, together, the “Parties”.

Whereas	Employee is an employee of Volonte Consulting Pty Ltd. (ACN 626 192 998) and of Zeron Consulting (ABN 149 570 577 64) who agreed to loan the employee to Company;

NOW THEREFORE, the parties hereto hereby declare and agree as follows:

1.	Position

1.1.	Company hereby engages Employee in the position described in Annex A. The responsibilities shall include those stipulated in the list in Annex A, as may be amended from time to time by the Company.

1.2.	During the term of this Agreement, Employee shall devote Employee’s full time and attention to the business of Company and perform Employee’s duties diligently and in furtherance of Company’s best interest. Employee will not be entitled to receive consideration from any client of Company other than with the prior written approval of Company. In addition, Employee shall not be entitled to work in any other place without approval of Company unless otherwise specified in the annex hereto.

1.3.	Employee shall be subject to Company policies relevant to it, as published from time to time and as updated by Company from time to time.

1.4.	Employee is aware of the fact that Employee’s engagement by Company may involve domestic and international travel and may require him to work outside the regular place of work from time to time for short durations.

2.	Confidential Information, Invention Assignment, Competition and Solicitation

2.1.	Without derogating from any right of Company under law, Employee hereby acknowledges and represents to have read and understood, and covenant to comply with, the confidential information, invention assignment, non-competition and non-solicitation and other undertakings as attached hereto as Annex C, which constitutes an integral part of this Agreement.

2.2.	Employee shall use the facilities of Company and its assets only for the furtherance of Employee’s obligation under this Agreement and pursuant to Company’s procedures as such shall be set from time to time. Private use of Company’s computer, communication or media, including computers, e-mail etc. (such media means supplied to Employee by Company, “Media”) shall not be made except pursuant to Company’s procedures and at a reasonable volume. Employee acknowledges that any data transferred through or stored at the Media is deemed property of Company and Employee hereby irrevocably grants Company full permission to review the Media at any time, including such Media that has been used by Employee for private uses and including reading of any email correspondence, WhatsApp messages, visual media, SMS’s etc. Employee shall promptly, upon first request of Company, furnish Company with all data required for such review, including passwords.

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Only if a client from the security field so demands (whether specifically as to the employee or a general demand to all employees working on such project), Employee covenants to pass, per request of Company, a security check or other credibility test, including by a third party, including polygraph, which results will be admissible for any use in a case between Employee and Company.

Upon termination of employment, or at any other time at Company’s full discretion, Company may block access of Employee to any Media, designate any Media mean to any other employee or officer or direct any correspondence, to ensure continuation of work or for any other purpose. Any such action shall not be deemed any decision or act regarding continuation of employment (or be deemed dismissal or deterioration of work terms) and may be reversed at any time by Company.

Employee represents as to the actions described in this section that Employee will not raise any claim of privacy or interference with human honor and dignity, and Company represents that if there is any interference, it will be for a proper purpose of protecting interest of Company and in a manner that is not more than required.

2.3.	Access Restriction- Employee shall manage, maintain and backup all databases within Employee’s responsibility and shall not use Employee’s rights of access to databases for private uses, including access to restrictive or private data as to Employee or any other person or entity.

2.4.	Respect of Other’s IP- Employee shall not, in the providing of services to Company infringe on intellectual rights of any third parties and shall promptly bring to Company’s attention any suspected infringement on Company’s intellectual property rights and any suspected infringement of Company on intellectual property rights of others.

2.5.	Employee acknowledges that the remuneration and other terms of engagement include compensation for Employee’s obligations pursuant to this §2 and as detailed in Annex C. Employee agrees that any breach of this §2 or the annex hereto will cause irreparable damage to Company and its mother and their affiliates (who shall be deemed a third party beneficiary under this Agreement) and that in the event of such breach, each of such shall have, in addition to any and all other remedies at law, the right to obtain an injunction, preliminary or otherwise, in order to prevent Employee from breaching this §2, all without the requirement to post any security for expenses.

3.	Terms of Engagement of Employee by Company

Engagement of Employee with Company shall commence at the date stipulated in Annex A hereto and shall be at the conditions stipulated therein.

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4.	Prevention of Sexual Harassment

Company sees violations of laws pertaining to sexual harassment, including but not limited to the Sex Discrimination Act 1984 (Cth) or Fair Work Act 2009 (Cth), in a severe light and has a zero tolerance to any sexual harassment issues. Employee acknowledges being informed of Company’s policy regarding sexual harassment, including the existence of Company guidelines for the prevention of sexual harassment that may be received at any time from the person in charge of enforcing such law in Company.

5.	Miscellaneous

5.1.	This Agreement constitutes the entire understanding and agreement between the Parties and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof and relating to the employment relations between the Parties. Any prior agreement between the Parties, which relates to employment relations, is hereby canceled without either party having any rights under it. Nothing in this provision shall derogate from any right of Company under any of proprietary information, invention assignment, non-competition or non-solicitation undertaking.

5.2.	Each Party represents and warrants to the other Party that the execution of this Agreement and the fulfillment of its terms (i) does not constitute a breach of, or conflict with, any agreement to which such Party is a party, or other undertaking by which it is bound, and (ii) does not require the consent of any person or entity.

5.3.	Any amendment or modification of this Agreement shall be in a writing specifically referring to this Agreement and duly executed by both parties.

5.4.	Personal Contract. Employee is an employee of the Company. This Agreement is a personal agreement and thus, subject to applicable law, no collective bargaining agreement shall apply, excluding collective bargaining agreements that apply to all employees in the market.

5.5.	Taxes. Company may deduct tax at source. Each of the Parties shall timely file any report required by the tax authorities and shall furnish the other Party with any document reasonably required to transfer to the tax authorities. If Company did not deduct any amount and will be later required to pay it Company may deduct it at any stage in the future or demand Employee to pay it in any other manner.

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5.6.	This Agreement is for the benefit of the Parties, including their heirs and assigns, and shall not vest any right with any third party.

5.7.	The laws of Victoria, Australia shall exclusively govern this Agreement and the competent Courts of Victoria, Australia, shall have sole and exclusive jurisdiction in any matter arising out of or relating to this Agreement.

5.8.	No waiver of any right under this Agreement shall be deemed effective unless in a writing signed by the Party charged with such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement.

5.9.	The Preamble and Annexes to this Agreement constitute an integral part thereof. Headings are included for reference purpose only and are not to be used in interpreting this Agreement. The word “including” shall mean including without limitation. In any contradiction between this Agreement and Annex C, Annex C shall govern. In any contradiction between (i) this Agreement and Annex C; and (ii) Annex A; Annex A shall govern.

5.10.	Announcements and Insiders Trading. Company is a wholly held subsidiary of an Australian publicly traded company and may thus be subject to certain public disclosures obligation. Employee hereby consents to be named in any such publication. Employee is aware that in the consummation of this Agreement Employee may be exposed to inside information or other confidential data of Company and its publicly traded mother company and hereby covenants not to disclose such data or use it for trading in securities of the mother company by Employee or any other person.

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Annex A – Terms of Engagement

Annex A to that certain agreement (“Agreement”) entered into on 21 July ___, 2022, by and between Security Matters Limited, ACN 626 192 998, of Level 25 South Tower, 525 Collins St, Melbourne VIC 3000, Australia (“Company”) and Zeren Browne, Australian passport number PA6169159 of 51B Marlow Street, Wembley 6014 Western Australia (“Employee”).

This document is also a notice of terms of employment as may be required under law.

1.	Appointment and Position

1.1.	Employee will provide his services to Company as Executive VP, Chief Strategy Officer and Head of Fashion Sustainability Center and will report directly to the CEO of Company - a position that requires a special measure of personal trust, with all that is implied.

1.2.	Employee is employed on full time basis as employee of Company.

1.3.	It is expressly agreed that the salary of Employee includes payment for overtime which is required of Employee because the position of Employee in Company is a position that requires a special degree of personal confidence, conditions of employment of Employee and the circumstances do not allow Company in some cases to control the working hours.

2.	Remuneration

2.1.	As consideration for the work of Employee and other obligations of Employee hereunder Company will pay Employee a gross monthly salary (“Base Salary”), in the amount of AUD 25,500 per month + superannuation. The Base Salary includes a global payment for an average of 90 extra hours every month, but Company will not be required to pay for any additional hours.

2.2.	Additionally, Employee shall be entitled to a fee based on each commercial arrangement that Employee with a material global entity that Employee brings to Company and successfully negotiate on behalf of Company to be the higher of: (i) 5% plus GST of combines year 1 and year 2 gross revenues received by Company; and (ii) AUD 50,000.

However, on the LVMH group, Employee shall be entitled to the commissions set in Annex B (with the term “Contractor” exchanged for “Employee”).

2.3.	The Company will make superannuation contributions (which are excluded from your Base Salary) at such rate as may be agreed from time to time, but in any event at a rate not less than the minimum rate required to avoid any charge under the Superannuation Guarantee (Charge) Act 1992 (Cth).

2.4.	Company will deduct and pay from the Base Salary and any payment made to Employee all deductions for all applicable taxes and withholdings required under law or this Agreement.

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3.	Employee shall be entitled to Annual Leave in accordance with the Fair Work Act 2009 (Cth). The dates and times of the leave shall be coordinated in advance with Company.

4.	Employee shall be entitled to personal/ carer’s leave, parental leave, family and domestic violence leave, compassionate leave, and long service leave, in accordance with the Fair Work Act 2009 (Cth) or other applicable legislation.

5.	Payment for the obligations in Annex C

A third of any payment or other consideration under this Agreement is remuneration for the non-Competition of Employee as described in Annex C.

6.	Term

The Company may terminate your employment at any time by giving you 3 months’ written notice. The Company may provide payment to you in lieu of all or part of this notice. You may terminate your employment at any time by giving 1 months’ notice.

Nothing in this Agreement shall be construed as obligation of Company for a minimum employment period.

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We agree that as of commencement of engagement of Employee by Company we are not entitled to any consideration under the Service Agreement dated 25 May 2021 by and between Zeron Consulting and Security Matters Limited.

Zeron Consulting

By: Zeren Browne

Position: Director

We agree that as of commencement of engagement of Employee by Company the Strategic Business Development Partner Agreement dated 11 May 2020 by and between Volonte Pty Ltd. and Security Matters Limited shall be terminated and of no effect (and any right accumulated thereunder shall be deemed a right of Employee).

By: Zeren Browne

Position: Director

We agree to the terms of this Agreement (including all its annexes) and guarantee its full performance by Company.

Empatan Public Limited Company (SMX Public Limited Company), Irish company registration number 722009.

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Annex C- Proprietary Information, Invention Assignment, non-Competition and non-Solicitation Undertaking

Contract (“Contract”) entered into on 21 July __, 2022, by and between Security Matters Limited, ACN 626 192 998, of Level 25 South Tower, 525 Collins St, Melbourne VIC 3000, Australia (“Company”) and Zeren Browne, Australian passport number PA6169159 of 51B Marlow Street, Wembley 6014 Western Australia (“Employee”). In this Contract, the term “Company” shall mean Security Matters Limited, Australian company number 626 192 998, and any direct or indirect holding company thereof, and any corporation in which any of which holds (directly or indirectly) shares. This Contract shall apply retroactively from the first engagement of Employee with Company, including any period before entry into effect of any employment or other binding legal engagement and even if any such legal engagement did not materialize or materialized in a manner different than originally contemplated and, if Employee holds, or will at any time hold, equity (including options) in Company, Employee’s engagement with Company shall be deemed to exist as long as Employee holds equity in Company.

WHEREAS, Security Matters and each of its current or future subsidiaries, affiliates, successors or assigns conduct business that includes, without limitation, using a hidden chemical-based ‘barcode’ to permanently and irrevocably ‘mark’ any object, be it solid, liquid or gas, whereas the ‘barcode’ may be read using a unique ‘reader’ to access and analyze the corresponding stored data, recorded and protected using blockchain and other digital technology (including blockchain, architecture, user interface and ledger, whether in general or for circular economy, closed loop and sustainability, and those that are designed to withhold circular economy data, including economic methods and measuring methods, marking method on the matter of transformation from carbon credit to plastic or other credit, plastic or other certification and trading of plastic or other credit and recycled commodity on blockchain, certifying, verifying and creating a digital twin on the blockchain of virgin material and recycled material, virgin plastic from monomer, polymer, resin, masterbatch, concentrate or any other form of plastic product production and recycled content from any type of mechanical or chemical recycled content, including ideas, business concepts, pricing and any related use, including trading on exchange) (“SMX Technology”);

It was agreed as follows:

1.	Confidentiality

1.1.	Employee acknowledges and agrees that Employee may have access to confidential and proprietary information concerning the business and financial activities of Company and information and technology from Company’s product research and development, including without limitation, Company’s banking, investments, investors, properties, employees (including terms of employment), marketing plans, customers, suppliers, trade secrets, test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether written, oral or in any medium or form (including any confidential or proprietary information received from third parties under Company’s obligation to maintain the confidentiality of such information), shall be referred to as (“Proprietary Information”).

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Notwithstanding anything to the contrary, any intellectual property rights related to the SMX Technology (including any deliverable, including any presentation, working document, scientific analysis, lab report, test results, business model, chosen materials, blockchain system architecture or any other architecture, software and code) or any other integrated solutions for marking, reading, analyzing, authenticating and/or tracking and tracing of raw materials mediums (e.g. solids, liquids or gases) and the use of proprietary blockchain technology for the storage and subsequent recall of embedded marker readings, or other technology of Company, shall be exclusively owned by Company and deemed Confidential Information of Company.

1.2.	Proprietary Information shall NOT include information that (i) shall have become a part of the public knowledge except as a result of Employee’s breach of this Contract; or (ii) was known to Employee prior to Employee’s association with Company and can be so proven by documentation; (iii) reflects information and data generally known to the industries or trades in which Company operates. Specific information shall not be deemed to be within the exclusions listed above merely because it is embraced by more general information within such exclusions, nor shall a combination of features be deemed within such exclusions merely because the individual features of such combination are within such exclusions.

1.3.	Employee recognizes that Company has received, and will receive, confidential or proprietary information from third parties subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis

1.4.	Employee agrees and declares that all Proprietary Information, patents, trademarks, copyrights and other rights in connection therewith shall be the sole property of Company and its assigns. At all times, both during Employee’s engagement by Company and after its termination, Employee will keep in confidence and trust all Proprietary Information and will not use or disclose any Proprietary Information or anything relating to it without the written consent of Company except as may be necessary in the ordinary course of performing Employee’s’ duties hereunder or by applicable law.

1.5.	Employee represents that its undertakings do not, and will not, breach any obligation to or Contract with any third party (including, without limitation, former employers), including any non-compete Contract or any Contract to keep in confidence information acquired by Employee in confidence or trust prior to engagement by Company. Employee further represents not to have entered into, and covenants not to enter into, any Contract, either written or oral, in conflict herewith. Employee will not improperly use, disclose or incorporate into Company products, processes, machines or Company Inventions (as defined in §2.1 below) any confidential information, non-public material, trade secrets or any proprietary information of any kind of any former employer or other third party, unless both such third party and Company has first given its prior written consent.

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1.6.	During the term of Employee’s engagement with Company, Employee shall not remove from Company’s premises any Company property, equipment or documents and any other material containing, or disclosing, any Company Inventions or Proprietary Information (such, and any copy or derivative thereof, “Company Property”) unless and to the extent necessary in connection with the duties and responsibilities of Employee and as permitted by Company (generally or specifically). Without derogating from the prior sentence, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of any Company Property removed from Company premises and fully return (and confirm such return in writing, if requested) all Company Property to Company as soon as possible after such use or upon the earlier of Company’s first request and termination of Employee’s engagement (for whatever reason). Company may demand, as a pre-condition to any payment by Company to Employee (or execution of any right of Employee related Company, including exercise of options), that Employee certify in writing that to have fully complied with the foregoing obligations.

1.7.	This §1 shall remain in full force and effect even after the termination of Employee’s engagement with Company or the termination or expiration of the Contract.

2.	Disclosure and Assignment of Inventions

2.1.	From and after the date Employee first became engaged with Company, Employee undertakes and covenants that Employee will promptly disclose in confidence to Company any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and Proprietary Information of any kind whatsoever, whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by Employee, either alone or jointly with others, during the period of Employee’s engagement and relating to the Company’s business (“Inventions”).

2.2.	To the extent permitted by law, Employee further agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of Company, (b) result from work performed by Employee for Company, or (c) relate to the field related to Company Technology or current or anticipated fields in which Company invested resources during the employment of Employee; or (d) result from, or are suggested by, any task assigned to Employee, or any work performed by Employee, for, or on behalf of, Company, its affiliates or subsidiaries, or by the scope of Employee’s duties and responsibilities with Company; including any intellectual property rights related to any of such; are and will be the sole and exclusive property of Company (“Company Inventions”).

2.3.	Employee hereby irrevocably: (i) assigns to Company, whenever and in perpetuity, any right, title and interest, whether now existing or later arising, that Employee may have in or to all worldwide patents, patent applications, copyrights, mask works, Proprietary Information and other intellectual property rights in any Company Invention, and any and all moral rights that Employee may have in or with respect to any Company Invention and grants Company the right and power, in Employee’s name and on Employee’s behalf, as Employee’s attorney-in-fact (which shall survive Employee’s death or disability) to sign any instrument necessary to effect such assignment, which power is coupled with an interest of Company; provided that Company has furnished Employee (or his heirs or those coming in his place and stead) with a 30-day advance written notice of its intent to so exercise its right and power as Employee’s attorney-in-fact (ii) waives and agrees not to enforce any right that Employee may now have or later acquire limiting Company’s ability to own or exploit Company Inventions; and (iii) agrees, to take any lawful action, which Company requests, and at Company’s expense, to vest or protect Company’s right, title and interest in and to any Company Invention in any and all countries.

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2.4.	This Contract shall apply notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under law including under the Patents Act 1990 (Cth( (“Patents Law”). This Contract is expressly intended to be a Contract with regard to the terms and conditions of consideration in accordance with the Patents Law. The Employee acknowledges and agrees that it will not be entitled to additional royalties, consideration or other payments with regard to any Company Inventions or any of the intellectual property rights set forth herein, including any commercialization of such, and does hereby explicitly, irrevocably and unconditionally waive the right to receive any such additional royalties, consideration or other payments. Without derogating from the aforesaid, Employee’s level of compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payments, and Employee’s compensation as supplier of services to Company includes full and final compensation and consideration to which Employee may be entitled under any law with respect to any Inventions or any of the intellectual property rights set forth herein.

3.	Non-Competition, Non Interference, and Non-Solicitation of Customers; Corporate Opportunity

3.1.	While engaged by Company and for a period of 12 months thereafter (Regardless of the reason of the termination of Employee’s engagement with Company), directly or indirectly, whether alone or as a partner, officer of Company, director, proxy or shareholder of any entity, Employee:

3.1.1.	shall not, work for or promote the interest of a competitor of Company; shall not engage with any business activity in Australia or in other place that competes with Company activities (In this article Company also refers to Mother, sister or daughter company) or any activity that was planned, financed by Company at any stage of the engagement. Notwithstanding the previous sentence, Employee is not restricted from holding shares of a public company as long as the Employee is not a related party (as defined in the –Corporations Act 2001 (Cth)) of such public company or fulfilling any active part at the said public company;

3.1.2.	shall not solicit, induce, recruit or encourage any of Company’s employees to leave their employment, or acts in a manner that might cause some employees to work for any third party in any activity that may cause the employee to breach any Contract with Company;

3.1.3.	Shall not solicit, seduce, or persuade a customer or supplier of Company: 1) to be a customer or supplier of a competitor; or 2) to terminate the relationship with Company; and

3.1.4.	In addition, Employee will not assist any person to act as described in sections 3.1.1 to 3.1.3 above.

3.2.	During the term of engagement with Company, and for a period of five years immediately

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following the termination or expiration of the Employee’s engagement with Company for any reason, whether with or without cause, Employee shall not, either directly or indirectly:

3.2.1.	take any action, including, without limitation, the making of disparaging statements concerning Company or its officers, directors or employees, that is reasonably likely to damage any relationship between Company and any of its officers, directors, employees, agents, independent contractors, suppliers, clients and customers or damage the share price of Company;

3.2.2.	Interfere with the relationship between Company and any of its employees, agents, independent contractors, suppliers, clients and customers;

3.2.3.	Interfere or attempt to interfere with any transaction with which Company was, is or intends to be involved in, including by approaching any of the directors, company secretary, chairman or other officers without prior written authorization of the CEO.

Any action in breach of this §3.2 shall be deemed a civil tort of defamation done on purpose, entitling to double the statutory damage, without a requirement to prove the prima facia tort or any damage.

3.3.	During the term of engagement, Employee shall promptly bring to the attention of Company any Corporate Opportunity (as defined below) and shall refrain from pursuing such Corporate Opportunity for Employee’s personal gain or the gain of a third party. In this §3.2 any prospect, endeavor or opportunity for commercial development that relates directly to Company’s Business shall be deemed a “Corporate Opportunity”.

3.4.	Employee shall promptly upon discovering it inform Company of any transactions or other matters that may in any way raise a conflict of interest between Employee and Company.

3.5.	Employee acknowledges that the restricted period of time and the nature of the restrictions in the Contract are reasonable, in view of the nature of the business in which Company is engaged and Employee’s involvement in the business. Employee declares that the obligations hereunder do not prevent Employee from developing its general knowledge and professional expertise in its area of business, with respect to those who are not customers or employees of Company and without usurping its trade secrets. Notwithstanding anything to the contrary, if the period of time or the scope of any restriction should be found to be unreasonable by any judicial body, then the period of time or scope shall be reduced only by the minimum necessary amount so that this Contract may be enforced to the broadest scope and longest period determined to be reasonable by such judicial body.

3.6.	Nothing in this Contract shall, by itself, create any obligation on Company to commence or continue any engagement with Employee, nor shall it interfere in any way with Employee’s right or Company’s right to terminate any engagement at any time.

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